State of Deleware
Secretary of State
Division of Corporation
Delivered 02:20PM 04/25/2006
Filed 02:14PM 04/25/2006
SRV 060381479 – 4147990 File

CERTIFICATE OF INCORPORATION
OF
GOLDVALE RESOURCES INC

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby Certifies that:

FIRST:  The name of the corporation (hereinafter called the "corporation") GOLDVALE RESOURCES INC.

SECOND:  The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle: and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation ServiceCompany.

THIRD:  The nature of the business and the purposes to be conducted and promoted by the corporation are as follow:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total Number of shares of stock which the corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) of which Two Hundred Million (200,000,000) shares shall be Common Stock and Fifty Million (50,000,000) shares shall be Preferred Stock. The par value of each of such shares is $.001 per share.

                               Each share of stock of the corporation shall entitle the holder thereof to a preemptive right for a period of thirty days. to subscribe for, purchase, or otherwise acquire any shares of stock of the same class of the corporation or any equity and/or voting shares of stock of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of stock of the same class of the corporation or of equity and/or voting shares of any class of stock of the corporation or for the purchase of any shares of stock, bonds, securities, or obligations of the corporation which arc convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of stock of the same class of the corporation or equity and/or voting shares of stock of any class of the corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, transfer, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all of such shares of stock, rights, options, bonds. securities, or obligations of the corporation may be issued, reissued, transferred, or granted by the Board of Directors, as the case may be, to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms "equity shares" and "voting shares" shall mean, respectively, shares of stock which confer unlimited dividend rights and shares of stock which confer unlimited voting rights in the election of one or more directors.

FIFTH:  The name and the mailing address of the incorporator are as follows:

NAME                                                          MAILING ADDRESS
                Corporation Service Company                 2711 Orville Road, Suite 400
                                                                                      Wilmington, DE 19808

SIXTH:  The corporation is to have perpetual existance.

                                SEVENTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

                               EIGHTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders. (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (b.) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any affect on the liability or alleged liability or any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Corporation Service Company Incorporator

By: /s/Mary Ann Brzoska
Mary Ann Brzoska

City of Wilmington
County of New Castle
Dated: April 25, 2006

ORGANIZATION ACTION IN WRITING OF INCORPORATION

OF

GOLDVALE RESOURCES INC.

The following action is taken this day through this instrument by the incorporator of the above corporation:

1. The election of the following person to serve as the director of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or remove;

STEPHEN MERRY

Corporation Service Company, Incorporator

By: /S/Mary Ann Brzoska
Name: Mary Ann Brzoska
Assistant Secretary